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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE                 Contact: Donald J. Radkoski (614) 492-4901
Feb. 7, 2006                               or Tammy Roberts Myers (614) 492-4954

       BOB EVANS FARMS ANNOUNCES JANUARY SAME-STORE SALES AND PRELIMINARY
                         THIRD QUARTER FINANCIAL RESULTS

     COLUMBUS, Ohio -- Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced that same-store sales at Bob Evans Restaurants for the fiscal 2006 month of January (the four weeks ended Jan. 27) increased 4.1 percent from the same period a year ago. Average menu prices for the fiscal month were up approximately 2.6 percent.

     Mimi's Cafe same-store sales for the fiscal 2006 month of January increased
2.2 percent from the same period a year ago. Average menu prices for the month were up approximately 2.3 percent.

     Same-store sales are calculated using the 469 Bob Evans Restaurants and 70 Mimi's Cafes that were open at the end of the quarter and for the full 12 months in both fiscal 2004 and 2005.

     Larry C. Corbin, chief executive officer and president, said, "We are pleased with the increase in our same-store sales at our Bob Evans Restaurants for January. However, we would note that the weather this year in our heartland markets was significantly more favorable than a year ago. Bob Evans Restaurants' same-store sales for the third fiscal quarter decreased 0.4 percent - an improvement from trends earlier in the year. In addition, restaurant profit margins benefited during the quarter from our continuing initiatives to improve labor and food costs. In the food products segment, sales momentum remained strong and hog costs moderated further. Overall, on a preliminary basis, we expect diluted earnings per share for the quarter to be approximately $0.39 (compared with $0.19 a year ago), including a net pre-tax gain of $1.1 million (approximately $0.02 per share) primarily related to the sale of restaurant assets. "

     The company will release third quarter results after the market closes on Feb. 13, 2006, and a conference call will be held on Tuesday, Feb. 14, 2006, at 10 a.m. (Eastern Time). To listen, call (888) 394-8033 (conference ID number 7022624) or log in to the webcast at www.bobevans.com and click on "investors." The call will be archived on the company's Web site.

     Bob Evans Farms, Inc. owns and operates 582 full-service, family restaurants in 19 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States. In addition, the company operates 96 Mimi's Cafe casual restaurants located in 13 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.

          SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
                               REFORM ACT OF 1995

Statements in this report that are not historical facts are forward-looking statements and are based on current expectations. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:

-    Changing business and/or economic conditions, including energy costs

-    Competition in the restaurant and food products industries

- Ability to control restaurant operating costs, which are impacted by market changes in the cost or availability of labor and food, minimum wage and other employment laws, fuel and utility costs and general inflation

-    Changes in the cost or availability of acceptable new restaurant sites

- Adverse weather conditions in locations where the company operates its restaurants

- Consumer acceptance of changes in menu, price, atmosphere and/or service procedures

- Consumer acceptance of the company's restaurant concepts in new geographic areas

-    Changes in hog and other commodity costs.

There is also the risk that the company may incorrectly analyze these risks or that the strategies developed by the company to address them will be unsuccessful.

Additional discussion of these factors is included in the company's periodic filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to the company or any person acting on behalf of the company are qualified by the cautionary statements in this section.